                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION


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[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant toss. 240.14a-11(c) orss. 240.14a-12

                          THE SPECTRANETICS CORPORATION
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                (Name of Registrant as Specified in Its Charter)

                                 STEVEN W. SWEET
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      (Name of Person(s) Filing Proxy Statement if other than Registrant)

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                                Explanatory Note
                                ----------------

Steven W. Sweet has established a web site in order to permit stockholders of The Spectranetics Corporation and other interested parties to obtain access to materials filed by Mr. Sweet with the Securities and Exchange Commission, as well as other relevant material, and to facilitate communication with Spectranetics stockholders. The web site can be accessed at www.sweetproxy.com.

The contents of the web site have been previously filed with the SEC, except for the revised material set forth below. Any additional content on the web site will be filed with the SEC no later than the date the content is added to the web site.

The current content of the web site is as follows:

                   INITIATIVE OF STEVEN W. SWEET TO NOMINATE
                  JOHN W. (JACK) ALLGOOD & JACK A. NEWMAN, JR.
                          TO THE BOARD OF DIRECTORS OF
                                  SPECTRANETICS


THE PARTICIPANTS IN THIS SOLICITATION ARE STEVEN W. SWEET; HIS NOMINEES, JACK ALLGOOD AND JACK NEWMAN; MR. LARRY MCKINLEY, A FINANCIAL CONSULTANT IN BOULDER, COLORADO AND JOSEPH LARGEY, PAUL SAMEK, BRUCE RUSS, LAWRENCE MARTEL, CHRISTOPHER REISER AND ADRIAN ELFE, EACH OF WHOM IS (OR WAS) AN EXECUTIVE OFFICER OF SPECTRANETICS. NONE OF THESE INDIVIDUALS HAS ANY INTEREST IN THESE MATTERS EXCEPT AS DISCLOSED IN THE PRELIMINARY PROXY STATEMENT MR SWEET EXPECTS TO FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON OR ABOUT MAY 14, 2002. YOU SHOULD READ THAT PRELIMINARY PROXY STATEMENT, WHICH IS AVAILABLE FOR FREE ON THE SEC'S WEB SITE AT WWW.SEC.GOV, AS WELL AS THE DEFINITIVE PROXY STATEMENT WHEN IT IS MAILED TO YOU, BECAUSE THE PROXY STATEMENTS CONTAIN INFORMATION THAT WILL BE IMPORTANT TO YOUR VOTING DECISION, INCLUDING INFORMATION ABOUT STEVEN SWEET, JACK ALLGOOD AND JACK NEWMAN AND THE OTHER PARTICIPANTS. OTHER RELEVENT DOCUMENTS, INCLUDING THE CONTENTS OF THIS WEB SITE, ARE ON FILE WITH THE SEC AS WELL. DOCUMENTS RELATING TO MR. SWEET'S SOLICITATION OF PROXIES ARE AVAILABLE FOR FREE ON THIS SITE, OR BY EMAILING MR. SWEET AT SSWEET@SWEETPROXY.COM.

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An Effort to Align the Interests of the Board of Directors with Those of the Shareholders

What This Initiative Is, And What It Isn't

E-mail Steve Sweet With Your Questions or Comments

Background of Steve Sweet

Qualifications of Nominee : Jack Allgood

Qualifications of Nominee : Jack Newman, Jr.

SEC Filings ( Last Updated : May 13, 2002 ):
       Introductory Letter to Joseph Largey dated April 25, 2002
       Preliminary Proxy filed April 26, 2002

       Preliminary Proxy filed May 8, 2002 (with explanitory transmittal letter)


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My Observations (Last Updated May 13, 2002):

       OUTRAGED - My Opinion of the Firing of Joe and Paul


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Comments of Other Shareholders (Last Updated_________):

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Steve believes the company's incumbent nominees bring little to the table and take too much from it.

                               "JACKS 'R BETTER"
                                      VOTE
                                      YOUR
                                      GREEN
                                      PROXY

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     I realize that many people are wondering what prompted my decision to launch this proxy contest. My lawyers and I have determined that the answer is best reserved for the letter that will be mailed with my proxy material--I encourage you to read it carefully when it is available (hopefully, sometime the week of May 6). I can tell you that I strongly believe (for reasons that will be set out in that letter) that the company's incumbent nominees bring little to the table and take too much from it. I believe the individuals I am nominating are vastly superior to the ones being nominated by the company, both in terms of inherent talent and their ability to work with our present management.

     This is definitely not an attempt to disrupt the company or change its management--I'm fully supportive of Joe Largey and his talented team. I am confident that they will be even more effective with a better Board. If I did not believe that present management would be supportive of this change, I would never have suggested it.

                                      Steve

                                 Steven W. Sweet

Steven W. Sweet initiates this proxy battle as the direct owner of 176,000 shares of Spectranetics stock, and the beneficial owner of an additional 10,000 shares of stock held in his mother's revocable trust, the Helen D. Sweet 1993 Living Trust, of which he is co-trustee. Mr. Sweet is a resident of Leawood, Kansas, and since 1979 has been the majority owner and principal operator of Fireplace & Bar-B-Q Center, a family-owned retail business. While operating that business, he was also a minority shareholder and executive officer of J.D. Reece Realtors, which grew to be the largest residential realty company in the greater Kansas City area. He terminated his relationship with J.D. Reece Realtors in 2001 when the business was sold to HomeServices of America, Inc., an affiliate of Berkshire Hathaway.

He graduated with high honors with a BBA degree from the University of Michigan (in three years) in 1970. From that time until 1979, Mr. Sweet was a tax accountant with Peat, Marwick, Mitchell & Co., being promoted to partner at the age of 28. He spent one year with Peat, Marwick's national tax practice in Washington, D.C., and the remainder of his service was in the Kansas City office. He specialized in mergers, acquisitions, incorporations, etc. and taught these subjects at the national level in Peat Marwick's internal training programs. He co-authored a treatise on the changing role of "continuity of interest" in reorganizations, which was published in the Journal of Taxation in 1976.

Mr. Sweet served on the Board of Directors of Menorah Medical Center for fourteen years and served on the Finance Committee, the Executive Committee, the Financial Planning Subcommittee, and chaired the Risk Management Committee and Audit Committee of that institution. He was also on the founding Board of Directors of the Jewish Heritage Foundation and served on its Investment Committee and chaired its Audit Committee.

          JOHN W. (JACK) ALLGOOD, CPA [PHOTO OF JOHN W. (JACK) ALLGOOD]

John W. ("Jack") Allgood, 52, is a resident of Englewood, Colorado and has been employed for the past 28 years as a Certified Public Accountant. He is currently the Chief Financial Officer of Stonegate Capital Corporation, a real estate investment and residential real estate construction and management company, and from May 2001 to December 2001, he was the Chief Financial Officer of Integrated Asset Services, Inc., an asset management and real estate valuation services company. Prior to that, Mr. Allgood was an officer and director at the Colorado accounting firm Levine, Hughes and Mithuen, Inc. (LH&M). In addition to leading the tax services group at LH&M, Mr. Allgood worked in the areas of mergers and acquisitions, business valuations, management consulting services, financial statement engagements, and litigation support for a diverse corporate clientele. Mr. Allgood practiced with three accounting firms prior to LH&M, including Price Waterhouse and his own firm of Allgood & Company, which merged with LH&M in 1988. Mr. Allgood is currently a member of the Advisory Board of Accounting, University of Northern Colorado. He is a former Chairman of the Tax Management Committee, North American Region, of Summit International Associates, Inc. (now Baker Tilly International), which provides worldwide expertise in management consulting, accounting, taxation, business valuation, and other related professional services. As a past board member with the Colorado Society of Certified Public Accounts (CSCPA), Mr. Allgood has served as the chairman of the Continuing Professional Education Board and chairman of the Continuing Professional Education Curriculum Committee. A frequent speaker on income tax and public accounting subjects, he has also served as an instructor for the MBA program at Regis Community College.

               JACK A. NEWMAN, JR. [PHOTO OF JACK A. NEWMAN, JR.]

Jack A. Newman, Jr., 54, of Leawood, Kansas, has been an executive with Cerner Corporation since 1996. Cerner is a publicly held company that supplies clinical and management information and knowledge systems to healthcare organizations worldwide. In his current role as Executive Vice President, Mr. Newman establishes innovative arrangements between Cerner and large, progressive, integrated healthcare organizations in the United States and Canada. Prior to joining Cerner, Mr. Newman served as Partner-in-Charge of the National Health Care Strategy Practice for KPMG Peat Marwick LLP. He provided consulting services to hundreds of healthcare clients in his 22-year tenure at Peat, Marwick. He holds a master's degree in public administration with a concentration in health care administration, and is a Certified Public Accountant. Mr. Newman also serves as a faculty member for the American College of Healthcare Executives, the American Hospital Association, the Health Information Management Systems Society and the Medical Group Management Association. Mr. Newman is a national speaker on the role information and knowledge systems are playing, and will increasingly play, in transforming health care.

                OUTRAGED-MY OPINION ON THE FIRING OF JOE AND PAUL


            ON MAY 3, 2002, JOE LARGEY AND PAUL SAMEK, SPECTRANETICS' OUTSTANDING CEO AND CFO, AND THE FOUR OTHER EXECUTIVE OFFICERS OF SPECTRANETICS, ISSUED A LETTER SUPPORTING THE ELECTION OF JACK ALLGOOD AND JACK NEWMAN AS DIRECTORS AT THE UPCOMING ANNUAL STOCKHOLDERS' MEETING (OPPOSING THE INCUMBENTS EMILE GEISENHEIMER AND JOHN SCHULTE). WITHIN A WEEK, WITH JOE LARGEY OUT OF TOWN, FIVE DIRECTORS, INCLUDING MESSRS. GEISENHEIMER AND SCHULTE, FIRED JOE LARGEY AND PAUL SAMEK AND INSTALLED MR. GEISENHEIMER AS CEO.

Dear Spectranetics Stockholder:

I created this link to express my views on the Board of Directors' communications on the proxy contest. It is sad, indeed, that my first response must be to the incredible, outrageous action taken by the Board on Friday to fire Joe Largey and Paul Samek. Those reading this today who believe that Joe and Paul were not "pursuing sustainable growth" (as is asserted in the Company's press release) simply do not know them or the facts. Those reading this today who believe that these precipitous terminations were not direct responses to their public support of my candidates are, in my view, incredibly naive. And those reading this today who believe that the firing of the CEO and CFO of a company is an appropriate response to being opposed in a proxy contest probably deserve the type of leadership that Mr. Geisenheimer purports to provide.

When I spoke with Joe and Paul after filing my preliminary proxy statement, they expressed their support but feared retribution and the adverse effect that retribution would have on the company, the employees, and the stockholders. Nevertheless, they believed strongly enough in the need for this change that they and the other management team members courageously went public with their support. The board's response was to fire them. I simply cannot believe that any rational Board would react in such a cavalier, self-interested and destructive manner. No thinking individual can believe the Board should have spoken in such vulgar fashion before the stockholders speak, via their votes, at the meeting on June 4th. Mr. Geisenheimer, obviously, does not believe in elections or votes. I do.

What do I think of the Board's action Friday? I AM OUTRAGED. I hope you are too. I believe this outrageous action must be reversed. I intend to do everything possible to see that Messrs. Largey and Samek are restored to their positions with Spectranetics. My proxy materials are being revised accordingly. If we are successful, Joe and Paul will return to their posts, and Spectranetics can return to normal.

Am I sorry I initiated this proxy contest? NO! Am I going to back down? NO! In fact, these actions convince me more than ever that I was right to launch this campaign and rid our company of Mr. Geisenheimer. In my opinion, the very survival of this company depends on the outcome of the upcoming election. Mr. Geisenheimer has truly shown us what's at stake-do we want him, or the management that I believe has brought this company to the verge of greatness? I need your vote.


Steve...May 11, 2002